Exhibit 25.01

FORM T-1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE
ELIGIBILITY OF A TRUSTEE PURSUANT TO
SECTION 305(b)(2)  ☐

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.

(Exact name of trustee as specified in its charter)

95-3571558
(State of incorporation if not a U.S. national bank)	(I.R.S. employer identification no.)

700 South Flower Street Suite 500 Los Angeles, California	90017
(Address of principal executive offices)	(Zip code)

AMERICAN STATES WATER COMPANY

(Exact name of obligor as specified in its charter)

California	95-4676679
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

630 East Foothill Boulevard San Dimas, California	91773
(Address of principal executive offices)	(Zip code)

Debt Securities

(Title of the indenture securities)

1.                                      General information.  Furnish the following information as to the trustee:

(a)                                  Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency United States Department of the Treasury	Washington, D.C. 20219
Federal Reserve Bank	San Francisco, California 94105

Federal Deposit Insurance Corporation	Washington, D.C. 20429

(b)                              Whether it is authorized to exercise corporate trust powers.

Yes.

2.                                      Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

16.                               List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the “Act”) and 17 C.F.R. 229.10(d).

1.                                       A copy of the articles of association of The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (Exhibit 1 to Form T-1 filed with Registration Statement No. 333-121948 and Exhibit 1 to Form T-1 filed with Registration Statement No. 333-152875).

2.                                       A copy of certificate of authority of the trustee to commence business. (Exhibit 2 to Form T-1 filed with Registration Statement No.
333-121948).

3.                                   A copy of the authorization of the trustee to exercise corporate trust powers (Exhibit 3 to Form T-1 filed with Registration Statement No.
333-152875).

4.                                       A copy of the existing by-laws of the trustee.

6.                                       The consent of the trustee required by Section 321(b) of the Act (Exhibit 6 to Form T-1 filed with Registration Statement No. 333-152875).

7.                                       A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE

Pursuant to the requirements of the Act, the trustee, The Bank of New York Mellon Trust Company, N.A., a banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Los Angeles, and State of California, on the 29th day of July, 2009.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/S/ MELONEE YOUNG
Name:	MELONEE YOUNG
Title:	VICE PRESIDENT

EXHIBIT 4

AMENDED AND RESTATED BY-LAWS

OF

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(As Amended January 20, 2005, July 1, 2008 and July 4, 2009)

ARTICLE I

Offices

Section 1.1  Principal Office.  The principal office of the Association shall be located in the City of Los Angeles, County of Los Angeles, State of California.

Section 1.2  Other Offices.  The Association may also have offices at such other places either within or without the State of California as the Board of Directors may from time to time determine, or the business of the Association may require.

ARTICLE II

Meetings of Shareholders

Section 2.1  Annual Meeting.  The regular annual meeting of the shareholders to elect directors and transact whatever other business as may properly come before the meeting, shall be held within each calendar year at the principal office of the Association, or such other place as shall be specified in the notice of such meeting, on such day and at such hour as may be fixed by the Board.

Notice of such meeting shall be mailed, postage prepaid, at least 10 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of the Association.  Where the Association is a wholly-owned subsidiary, the sole shareholder is permitted to waive notice of the annual shareholder’s meeting.

Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting, the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 2.2.  Special Meetings.  Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose, including amending the Articles of Association or By-Laws at any time by the Board of Directors or the holders of a majority of all shares entitled to vote.

Every such special meeting, unless otherwise provided by law, shall be called by mailing a notice, postage prepaid, not less than 10 days prior to the date fixed for the meeting, to each shareholder of record entitled to vote, stating the purpose of the meeting.  Where the Association is a wholly-owned subsidiary, the sole shareholder is permitted to waive notice of the special shareholder’s meeting.

Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting, the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 2.3.  Action of Shareholders Without a Meeting.  Any action required to be taken at a meeting of the Shareholders or any action which may be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing setting forth the action so to be taken is signed by a majority of all shares held and entitled to vote, and is filed in the minutes of the proceedings of the Association.  Such consent shall have the same effect as a unanimous vote of the Shareholders.

Section 2.4.  Nominations of Directors.  Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors.

Section 2.5.  Proxies.  Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy.  Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting.  Proxies shall be dated and filed with the records of the meeting.  Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder.  Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.

Section 2.6.  Quorum.  A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

Article III

Directors

Section 3.1.  Board of Directors.  The Board of Directors (hereinafter referred to as the “Board”) shall have the power to manage and administer the business and affairs of the Association.  Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

Section 3.2.  Number.  The Board shall consist of no less than five nor more than twenty-five persons, unless the Office of the Comptroller of the Currency has granted the Association a waiver of the maximum twenty-five director limit.  The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof.  The Board may increase the number of directors only by up to two directors, when the number of directors last elected by shareholders was 15 or fewer, and by up to four directors, when the number of directors last elected by shareholders was 16 or more.

Section 3.3.  Term of Office.  Directors shall hold offices until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Section 3.4.  Organization Meeting.  The secretary, upon determining the result of any election, shall notify the directors-elect of their election and request that the Board convene for the purpose of organizing the new Board and electing officers of the Association for the succeeding year.  Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof.  If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 3.5  Qualifying Shares.  Each director shall own common or preferred stock of the Association or of a holding company, directly or indirectly, owning the Association, with an aggregate par, fair market, or equity value of $1,000.  Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater.  Any combination of common or preferred stock of the Association or holding company may be used.

Section 3.6.  Regular Meetings.  The regular meetings of the Board may be held at such places either within or without the State of California and at such times as the Board may, from time to time, determine.  Each member of the Board shall be given notice stating the time and place by telephone, letter, facsimile, electronic means, or in person.

Notice of meeting need not be given to any director who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any director at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting of the lack of notice of such meeting, shall constitute a waiver of notice by such director.

Section 3.7.  Special Meetings.  Special meetings of the Board may be called by the Chairman or the President of the Association, or upon the written request of any two Directors.  Each member of the Board shall be given notice stating the time and place by telephone, letter, facsimile, electronic means, or in person.  Special meetings may be held either within or without the State of California as determined by the Board.

Notice of meeting need not be given to any director who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any director at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting of the lack of notice of such meeting, shall constitute a waiver of notice by such director.

Section 3.8.  Quorum. A majority of the entire Board then in office shall constitute a quorum at any meeting, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  If the number of directors present at the meeting is reduced below the number that would constitute a quorum, no business may be transacted.

Section 3.9.  Removal.  Any one or more of the directors may be removed for cause by action of the Board.  Any or all of the directors may be removed with or without cause by vote of the shareholders.

Section 3.10.  Vacancies.  When any vacancy occurs among the Directors, the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting of the Board, or by Unanimous Written Consent of the remaining members of the Board or by the shareholders at a special meeting called for that purpose or by written consent of a majority of all shares held and entitled to vote.

A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 3.11. Compensation.  Members of the Board, except members who are officers of the Association or any of its affiliates, shall be entitled to receive such compensation and such fees for attendance as the Board shall fix from time to time.

Section 3.12.  Telephonic Participation.  Directors may participate in a meeting of the Board or any committee designated by the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Section 3.13.  Action Without a Meeting.  Any action required to be taken at a meeting of the Board or any action which may be taken at a meeting of the Board or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the Directors, or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee.  Such consent shall have the same effect as a unanimous vote.

Section 3.14.  Committees of the Board.  The Board has power over and is solely responsible for the management, supervision, and administration of the Association.  The Board may delegate its power, but none of its responsibilities, to such persons or committees as the Board may determine.

In addition to the Committees designated under Article VI of these By-Laws, the Board may appoint, from time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine.  Any Committee shall report to the Board as and when directed by the Board.

A committee may not authorize distributions of assets or dividends; approve action that the shareholders must approve; fill vacancies on the Board or any Board committees; amend Articles of Association; adopt, amend or repeal the By-Laws; authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

Article IV

Officers and Employees

Section 4.1.  Chairperson of the Board.  The Board shall appoint one of its members to be the chairperson of the Board.  Such person shall preside at all meetings of the Board; shall supervise the carrying out of the policies adopted or approved by the Board; shall have such powers conferred by these By-Laws; and shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

Section 4.2.  President.  The Board shall appoint one of its members to be the President of the Association.  In the absence of the Chairperson, the President shall preside at any meeting of the Board.  The President shall be the senior and principal executive officer of the Association, shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these By-Laws.  The President shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

Section 4.3.  Other Officers.  The Association may also have, at the discretion of the Board, one or more Executive Vice Presidents, one or more Managing Directors, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Comptrollers, and such other officers as may be designated from time to time by the Board.  The Board or the President may appoint one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Comptrollers and such other officers and attorneys-in-fact as from time to time may appear to be required or desirable to transact the business of the Association.  Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the President.  Any two or more offices may be held by the same person except no person may serve as both President and Secretary.

Section 4.4.  Secretary.  The Board shall appoint a person who shall be Secretary of the Board and of the Association, and shall keep accurate minutes of all meetings.  The Secretary shall attend to the giving of all notices required by these By-Laws; be custodian of the corporate seal, records, documents, and papers of the Association; provide for the keeping of proper records of all transactions of the Association; have and may exercise any and all other powers and duties pertaining by law, regulation or practice, or imposed by these By-Laws; and perform such other duties as may be assigned from time-to-time, by the Board.

Section 4.5.  Assistant Secretary.  The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.6.  Treasurer.  The Board shall appoint a Treasurer.  The Treasurer shall have the care and custody of all moneys, funds and other property of the Association which may come into his or her hands.  The Treasurer shall be responsible for the day-to-day financial management, accounting, recordkeeping and reporting for the Association and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.7.  Comptroller.  The Board shall appoint a Comptroller.  The Comptroller shall exercise general supervision over, and be responsible for, all matters pertaining to the accounting and bookkeeping of the Association.  The Comptroller shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.8.  Auditor.  The Board shall appoint an Auditor.  The Auditor shall be responsible for the planning and direction of the internal auditing function and the evaluation of the internal control safeguards of the Association and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4.9.  Tenure of Office.  The Chairperson, President and all other officers shall hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed.  Any vacancy occurring in the office of the Chairperson or President shall be filled promptly by the Board

Section 4.10.  Resignation and Removal.  An officer may resign at any time by delivering notice to the Association.  A resignation is effective when the notice is given unless the notice specifies a later effective date.  The Board may remove any officer at any time for any reason or for no reason.

ARTICLE V

SIGNING AUTHORITIES

Section 5.1  Real Property.  Real property owned by the Association in its own right shall not be deeded, conveyed, mortgaged, assigned or transferred except when duly authorized by a resolution of the Board.  The Board may from time-to-time authorize officers to deed, convey, mortgage, assign or transfer real property owned by the Association in its own right with such maximum values as the Board may fix in its authorizing resolution.

Section 5.2.  Senior Signing Powers.  Subject to the exception provided in Section 5.1, the President and any Executive Vice President is authorized to accept, endorse, execute or sign any document, instrument or paper in the name of, or on behalf of, the Association in all transactions arising out of, or in connection with, the normal course of the Association’s business or in any fiduciary, representative or agency capacity and, when required, to affix the seal of the Association thereto.  In such instances as in the judgment of the President, or any Executive Vice President may be proper and desirable, any one of said officers may authorize in writing from time-to-time any other officer to have the powers set forth in this section applicable only to the performance or discharge of the duties of such officer within his or her particular division or function.  Any officer of the Association authorized in or pursuant to Section 5.3 to have any of the powers set forth therein, other than the officer signing pursuant to this Section 5.2, is authorized to attest to the seal of the Association on any documents requiring such seal.

Section 5.3.  Limited Signing Powers.  Subject to the exception provided in Section 5.1, in such instances as in the judgment of the President or any Executive Vice President, may be proper and desirable, any one of said officers may authorize in writing from time-to-time any other officer, employee or individual to have the limited signing powers or limited power to affix the seal of the Association to specified classes of documents set forth in a resolution of the Board applicable only to the performance or discharge of the duties of such officer, employee or individual within his or her division or function.

Section 5.4.  Powers of Attorney.  All powers of attorney on behalf of the Association shall be executed by any officer of the Association jointly with the President, any Executive Vice President, or any Managing Director, provided that the execution by such Managing Director of said Power of Attorney shall be applicable only to the performance or discharge of the duties of said officer within his or her particular division or function.  Any such power of attorney may, however, be executed by any officer or officers or person or persons who may be specifically authorized to execute the same by the Board of Directors.

Section 5.5.  Auditor.  The Auditor or any officer designated by the Auditor is authorized to certify in the name of, or on behalf of the Association, in its own right or in a fiduciary or representative capacity, as to the accuracy and completeness of any account, schedule of assets, or other document, instrument or paper requiring such certification.

ARTICLE VI

Trust Administration and Investment

Section 6.1.  Fiduciary Audit Committee.  The Board shall appoint a committee of not less than three Directors, exclusive of any active officer of the Association, which shall make suitable audits of the fiduciary activities of the Association or cause suitable audits to be made by auditors responsible to the Board, and shall ascertain whether the fiduciary activities of the Association have been administered in accordance with law, Part 9 of the Regulations of the Comptroller of the Currency and sound fiduciary principles.

Section 6.2.  Corporate Trust Oversight Committee.  The Board shall appoint the members of the Corporate Trust Oversight Committee which may include directors or non-director employees of the Association.  This Committee will be responsible for the oversight of all corporate trust business including, but not limited to, approval of new appointments, review of closed accounts, account reviews, other client matters, new or updated policies and procedures, review of default and guarded status accounts and any current litigation issues.  A report of all such matters, together with the action taken as a result thereof, shall be noted in the minutes of the Committee.  The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.3.  Institutional Trust and Custody Oversight Committee.  The Board shall appoint the members of the Institutional Trust and Custody Oversight Committee which may include directors or non-director employees of the Association.  This Committee will be responsible for the oversight of all institutional trust and custody business (with the exception of the corporate trust business), including, but not limited to, approval of new accounts, review of closed accounts, account reviews, other client matters, new or updated policies and procedures, and review of any current litigation issues.  A report of all such matters, together with the action taken as a result thereof, shall be noted in the minutes of the Committee.  The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.4.  Personal Trust Investment Oversight Committee.  The Board shall appoint the members of the Personal Trust Investment Oversight Committee which may include directors or non-director employees of the Association.  This Committee will be responsible for oversight of the personal trust business.  Investments of funds held in a fiduciary capacity shall be made, retained or disposed of only with the approval of the Committee.  The Committee shall, promptly after the acceptance of an account for which the Association has investment responsibilities, review the assets thereof to determine the advisability of retaining or disposing of such assets.  The Committee shall conduct a similar review at least once during each calendar year thereafter.  A report of all such reviews, together with the action taken as a result thereof, shall be noted in the minutes of the Committee.  The Committee shall have the authority to establish one or more subcommittees for the purpose of assisting the Committee in its functions, whose members may be directors or non-director employees, serving at the pleasure of the Committee.

Section 6.5.  Fiduciary Files.  The Association shall maintain all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 6.6.  Trust Investments.  Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and applicable law.  Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under applicable law.

Article VII

Stock and Stock Certificates

Section 7.1.  Transfers.  Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded.  Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights of the prior holder of such shares.  The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Association for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 7.2.  Stock Certificates.  Certificates of stock shall bear the signature of the President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, any Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the Association shall be impressed thereon.  Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

Article VIII

Corporate Seal

Section 8.1.  The Seal.  The Board shall provide a corporate seal for the Association which may be affixed to any document, certificate or paper and attested by such individuals as provided by these By-Laws or as the Board may from time-to-time determine.

Article VIIII

Miscellaneous Provisions

Section 9.1.  Fiscal Year.  The fiscal year of the Association shall be the calendar year, except its first fiscal year shall be the period from its formation to December 31 of the year in which it was formed.

Section 9.2.  Records.  The Articles of Association, the By-Laws, and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary or Assistant Secretary or other officer appointed to act as secretary of the meeting.

Section 9.3.  Corporate Governance Procedures.  To the extent not inconsistent with applicable federal banking statutes or regulation or bank safety and soundness, the corporate governance procedures of the Delaware General Corporation Law, Del. Code Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter) will be followed.

Section 9.4  Inspection.  A copy of the By-Laws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Association, and may be inspected by all shareholders during banking hours.

Section 9.5.  Amendments.  The By-Laws may be amended, altered, or repealed, by a vote of a majority of all of the directors then in office or by the vote of a majority of all shares entitled to vote.

Article X

Indemnification

Section 10.1.  Indemnification.  The Association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, and shall advance expenses and legal fees to such indemnified person, in cases involving civil, criminal, administrative or investigative action, suit or proceeding not initiated by a federal banking agency to the full extent permitted by the Delaware General Corporation Law, Del. Code. Ann. Tit. 8 (1991, as amended 1994, and as amended thereafter), provided such payments are consistent with safe and sound banking practices.

The Association shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and its implementing regulations.

Amendment to By-laws Effective July 4, 2009

Pursuant to Article IV

Officers and Employees

1.               Notwithstanding anything in the By-laws to the contrary, in addition to the offices described elsewhere in these By-laws, the Company may have such other officers as may be necessary or appropriate to transact the business of the Company, and such other officers may have any descriptive titles as may be appropriate.

2.               Notwithstanding anything in the By-laws to the contrary, each Managing Director, Vice President, Senior Associate and Associate of the Company shall hold such office until his or her earlier death, resignation, retirement, removal, or appointment to another office within the Company.

SIGNING AUTHORITY RESOLUTION

Pursuant to Article V, Section 5.3 of the By-Laws

RESOLVED that, pursuant to Section 5.3 of the By-Laws of the Association, authority be, and hereby is, granted to the President or any Executive Vice President, in such instances as in the judgment of any one of said officers may be proper and desirable, to authorize in writing from time-to-time any other officer, employee or individual to have the limited signing authority set forth in any one or more of the following paragraphs applicable only to the performance or discharge of the duties of such officer, employee or individual within his or her division or function:

(A)  All signing authority set forth in paragraphs (B) through (I) below except Level C which must be specifically designated.

(B1)        Individuals authorized to accept, endorse, execute or sign any bill receivable; certification; contract, document or other instrument evidencing, embodying a commitment with respect to, or reflecting the terms or conditions of, a loan or an extension of credit by the Association; note; and document, instrument or paper of any type, including stock and bond powers, required for purchasing, selling, transferring, exchanging or otherwise disposing of or dealing in foreign currency, derivatives or any form of securities, including options and futures thereon; in each case in transactions arising out of, or in connection with, the normal course of the Association’s business.

(B2)        Individuals authorized to endorse, execute or sign any certification; disclosure notice required by law; document, instrument or paper of any type required for judicial, regulatory or administrative proceedings or filings; and legal opinions.

(C1)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in excess of $100,000,000 with single authorization for all transactions.

(C2)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in excess of $100,000,000*.

(C3)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $100,000,000.

(C4)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $10,000,000.

(C5)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $5,000,000.

(C6)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $1,000,000.

(C7)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $250,000.

(C8)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $50,000.

(C9)  Authority to accept, endorse, execute or sign or effect the issuance of any cashiers, certified or other official check; draft; order for payment of money; check certification; receipt; certificate of deposit; money transfer wire; and internal transfers resulting in a change of beneficial ownership; in each case, in an amount up to $5,000.

*Dual authorization is required by any combination of senior officer and/or Sector Head approved designee for non-exempt transactions.  Single authorization required for exempt transactions.

(D1)  Authority to accept, endorse, execute or sign any contract obligating the Association for the payment of money or the provision of services in an amount up to $1,000,000.

(D2)  Authority to accept, endorse, execute or sign any contract obligating the Association for the payment of money or the provision of services in an amount up to $250,000.

(D3)  Authority to accept, endorse, execute or sign any contract obligating the Association for the payment of money or the provision of services in an amount up to $50,000.

(D4)  Authority to accept, endorse, execute or sign any contract obligating the Association for the payment of money or the provision of services in an amount up to $5,000.

(E)  Authority to accept, endorse, execute or sign any guarantee of signature to assignments of stocks, bonds or other instruments; certification required for transfers and deliveries of stocks, bonds or other instruments; and document, instrument or paper of any type required in connection with any Individual Retirement Account or Keogh Plan or similar plan.

(F)  Authority to accept, endorse, execute or sign any certificate of authentication as bond, unit investment trust or debenture trustee and on behalf of the Association as registrar and transfer agent.

(G)  Authority to accept, endorse, execute or sign any bankers acceptance; letter of credit; and bill of lading.

(H)  Authority to accept, endorse, execute or sign any document, instrument or paper of any type required in connection with the ownership, management or transfer of real or personal property held by the Association in trust or in connection with any transaction with respect to which the Association is acting in any fiduciary, representative or agency capacity, including the acceptance of such fiduciary, representative or agency account.

(I1)  Authority to effect the external movement of free delivery of securities and internal transfers resulting in changes of beneficial ownership.

(I2)  Authority to effect the movement of securities versus payment at market or contract value.

(J)  Authority to either sign on behalf of the Association or to affix the seal of the Association to any of the following classes of documents:  Trust Indentures, Escrow Agreements, Pooling and Servicing Agreements, Collateral Agency Agreements, Custody Agreements, Trustee’s Deeds, Executor’s Deeds, Personal Representative’s Deeds, Other Real Estate Deeds for property not owned by the Association in its own right, Corporate Resolutions, Mortgage Satisfactions, Mortgage Assignments, Trust Agreements, Loan Agreements, Trust and Estate Accountings, Probate Petitions, responsive pleadings in litigated matters and Petitions in Probate Court with respect to Accountings, Contracts for providing customers with Association products or services.

(N)  Individuals authorized to accept, endorse, execute or sign internal transactions only, (i.e., general ledger tickets); does not include the authority to authorize external money movements, internal money movements or internal free deliveries that result in changes of beneficial ownership.

RESOLVED, that any signing authority granted pursuant to this resolution may be rescinded by the President or any Executive Vice President and such signing authority shall terminate without the necessity of any further action when the person having such authority leaves the employ of the Association.

EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business March 31, 2009, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	1,267
Interest-bearing balances	88,233
Securities:
Held-to-maturity securities	22
Available-for-sale securities	444,137
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold	0
Securities purchased under agreements to resell	0
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance	0
Trading assets	0
Premises and fixed assets (including capitalized leases)	12,131
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	1
Not applicable
Intangible assets:
Goodwill	876,153
Other intangible assets	265,381
Other assets	153,750
Total assets	$1,841,075

LIABILITIES

Deposits:
In domestic offices	1,807
Noninterest-bearing	1,807
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	268,691
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	174,621
Total liabilities	445,119
Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,121,520
Retained earnings	269,980
Accumulated other comprehensive income	3,456
Other equity capital components	0
Total equity capital	1,395,956
Total liabilities, minority interest, and equity capital	1,841,075

I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz	)	Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Troy Kilpatrick, MD	)
Frank P. Sulzberger, MD	)	Directors (Trustees)
William D. Lindelof, VP	)